Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	Check if an Application to Determine Eligibility of a Trustee Pursuant to Section 305(b)(2)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

(Exact name of Trustee as specified in its charter)

91-1821036

I.R.S. Employer Identification No.

200 South 6th Street Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Adina Casper

U.S. Bank Trust Company, National Association

333 Thornall St., 4th Fl

Edison, NJ 08837

732-321-3956

(Name, address and telephone number of agent for service)

The Campbell’s Company

(Issuer with respect to the Securities)

New Jersey	21-0419870
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campbell Place Camden, NJ	08103-1799
(Address of Principal Executive Offices)	(Zip Code)

Senior Debt Securities

(Title of the Indenture Securities)

FORM T-1

Item 1.	GENERAL INFORMATION. Furnish the following information as to the Trustee.

a)	Name and address of each examining or supervising authority to which it is subject.

Comptroller of the Currency

Washington, D.C.

b)	Whether it is authorized to exercise corporate trust powers.

Yes

Item 2.	AFFILIATIONS WITH THE OBLIGOR. If the obligor is an affiliate of the Trustee, describe each such affiliation.

None

Items 3-15	Items 3-15 are not applicable because to the best of the Trustee’s knowledge, the obligor is not in default under any Indenture for which the Trustee acts as Trustee.

Item 16.	LIST OF EXHIBITS: List below all exhibits filed as a part of this statement of eligibility and qualification.

1.	A copy of the Articles of Association of the Trustee, attached as Exhibit 1.

2.	A copy of the certificate of authority of the Trustee to commence business, attached as Exhibit 2.

3.	A copy of the authorization of the Trustee to exercise corporate trust powers, included as Exhibit 2.

4.	A copy of the existing bylaws of the Trustee, attached as Exhibit 4.

5.	A copy of each Indenture referred to in Item 4. Not applicable.

6.	The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939, attached as Exhibit 6.

7.	Report of Condition of the Trustee as of March 31, 2026, published pursuant to law or the requirements of its supervising or examining authority, attached as Exhibit 7.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Trustee, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the Township of Edison, State of New Jersey on the 28th of July, 2026.

By:	/s/ Adina Casper
Adina Casper
Vice President

Exhibit 1

ARTICLES OF ASSOCIATION

OF

U. S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

For the purpose of organizing an association (the “Association”) to perform any lawful activities of national banks, the undersigned enter into the following Articles of Association:

FIRST. The title of this Association shall be U. S. Bank Trust Company, National Association.

SECOND. The main office of the Association shall be in the city of Portland, county of Multnomah, state of Oregon. The business of the Association will be limited to fiduciary powers and the support of activities incidental to the exercise of those powers. The Association may not expand or alter its business beyond that stated in this article without the prior approval of the Comptroller of the Currency.

THIRD. The board of directors of the Association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Each director shall own common or preferred stock of the Association or of a holding company owning the Association, with an aggregate par, fair market, or equity value of not less than $1,000, as of either (i) the date of purchase, (ii) the date the person became a director, or (iii) the date of that person’s most recent election to the board of directors, whichever is more recent. Any combination of common or preferred stock of the Association or holding company may be used.

Any vacancy in the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The board of directors may increase the number of directors up to the maximum permitted by law. Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless the directors resign or are removed from office. Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualified or until there is a decrease in the number of directors and his or her position is eliminated.

Honorary or advisory members of the board of directors, without voting power or power of final decision in matters concerning the business of the Association, may be appointed by resolution of a majority of the full board of directors, or by resolution of shareholders at any annual or special meeting. Honorary or advisory directors shall not be counted to determined the number of directors of the Association or the presence of a quorum in connection with any board action, and shall not be required to own qualifying shares.

FOURTH. There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefor in the Bylaws, or if that day falls on a legal holiday in the state in which the

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Association is located, on the next following banking day. If no election is held on the day fixed or in the event of a legal holiday on the following banking day, an election may be held on any subsequent day within 60 days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by shareholders representing two-thirds of the shares issued and outstanding. In all cases, at least 10 days’ advance notice of the meeting shall be given to the shareholders by first-class mail.

In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her.

A director may resign at any time by delivering written notice to the board of directors, its chairperson, or to the Association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

A director may be removed by the shareholders at a meeting called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause; provided, however, that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

FIFTH. The authorized amount of capital stock of the Association shall be 1,000,000 shares of common stock of the par value of ten dollars ($10) each; but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States. The Association shall have only one class of capital stock.

No holder of shares of the capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the board of directors, in its discretion, may from time to time determine and at such price as the board of directors may from time to time fix.

Transfers of the Association’s stock are subject to the prior written approval of a federal depository institution regulatory agency. If no other agency approval is required, the approval of the Comptroller of the Currency must be obtained prior to any such transfers.

Unless otherwise specified in the Articles of Association or required by law, (1) all matters requiring shareholder action, including amendments to the Articles of Association must be approved by shareholders owning a majority voting interest in the outstanding voting stock, and (2) each shareholder shall be entitled to one vote per share.

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Unless otherwise specified in the Articles of Association or required by law, all shares of voting stock shall be voted together as a class, on any matters requiring shareholder approval.

Unless otherwise provided in the Bylaws, the record date for determining shareholders entitled to notice of and to vote at any meeting is the close of business on the day before the first notice is mailed or otherwise sent to the shareholders, provided that in no event may a record date be more than 70 days before the meeting.

The Association, at any time and from time to time, may authorize and issue debt obligations, whether subordinated, without the approval of the shareholders. Obligations classified as debt, whether subordinated, which may be issued by the Association without the approval of shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of securities into securities of another class or series.

SIXTH. The board of directors shall appoint one of its members president of this Association and one of its members chairperson of the board and shall have the power to appoint one or more vice presidents, a secretary who shall keep minutes of the directors’ and shareholders’ meetings and be responsible for authenticating the records of the Association, and such other officers and employees as may be required to transact the business of this Association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors in accordance with the Bylaws.

The board of directors shall have the power to:

(1)	Define the duties of the officers, employees, and agents of the Association.

(2)	Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the Association.

(3)	Fix the compensation and enter employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law.

(4)	Dismiss officers and employees.

(5)	Require bonds from officers and employees and to fix the penalty thereof.

(6)	Ratify written policies authorized by the Association’s management or committees of the board.

(7)

Regulate the manner any increase or decrease of the capital of the Association shall be made; provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the Association in accordance with law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital.

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(8)	Manage and administer the business and affairs of the Association.

(9)	Adopt initial Bylaws, not inconsistent with law or the Articles of Association, for managing the business and regulating the affairs of the Association.

(10)	Amend or repeal Bylaws, except to the extent that the Articles of Association reserve this power in whole or in part to the shareholders.

(11)	Make contracts.

(12)	Generally perform all acts that are legal for a board of directors to perform.

SEVENTH. The board of directors shall have the power to change the location of the main office to any authorized branch within the limits of the city of Portland, Oregon, without the approval of the shareholders, or with a vote of shareholders owning two-thirds of the stock of the Association for a location outside such limits and upon receipt of a certificate of approval from the Comptroller of the Currency, to any other location within or outside the limits of the city of Portland, Oregon, but not more than thirty miles beyond such limits. The board of directors shall have the power to establish or change the location of any office or offices of the Association to any other location permitted under applicable law, without approval of shareholders, subject to approval by the Comptroller of the Currency.

EIGHTH. The corporate existence of this Association shall continue until termination according to the laws of the United States.

NINTH. The board of directors of the Association, or any shareholder owning, in the aggregate, not less than 25 percent of the stock of the Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the Bylaws or the laws of the United States, or waived by shareholders, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least 10, and no more than 60, days prior to the date of the meeting to each shareholder of record at his/her address as shown upon the books of the Association. Unless otherwise provided by the Bylaws, any action requiring approval of shareholders must be effected at a duly called annual or special meeting.

TENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of the Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount; provided, that the scope of the Association’s activities and services may not be expanded without the prior written approval of the Comptroller of the Currency. The Association’s board of directors may propose one or more amendments to the Articles of Association for submission to the shareholders.

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In witness whereof, we have hereunto set our hands this 11th of June, 1997.

/s/ Jeffrey T. Grubb
Jeffrey T. Grubb

/s/ Robert D. Sznewajs
Robert D. Sznewajs

/s/ Dwight V. Board
Dwight V. Board

/s/ P. K. Chatterjee
P. K. Chatterjee

/s/ Robert Lane
Robert Lane

Exhibit 2

Office of the Comptroller of the Currency
Washington, DC 20219

CERTIFICATE OF CORPORATE EXISTENCE AND FIDUCIARY POWERS

I, Jonathan Gould, Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq, as amended, and 12 USC 1, et seq, as amended, has possession, custody, and control of all records pertaining to the chartering, regulation, and supervision of all national banking associations.

2. “U.S. Bank Trust Company, National Association,” Portland, Oregon (Charter No.23412), is a national banking association formed under the laws of the United States and is authorized thereunder to transact the business of banking and ,exercise fiduciary powers on the date of this certificate.

IN TESTIMONY WHEREOF, today, March 27, 2026, I have hereunto .subscribed my name and caused my seal of office to be affixed to these presents at the U.S. Department of the Treasury, in the City of Washington, District of Columbia.

2026-00886-C

Exhibit 4

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

AMENDED AND RESTATED BYLAWS

ARTICLE I

Meetings of Shareholders

Section 1.1. Annual Meeting. The annual meeting of the shareholders, for the election of directors and the transaction of any other proper business, shall be held at a time and place as the Chairman or President may designate. Notice of such meeting shall be given not less than ten (10) days or more than sixty (60) days prior to the date thereof, to each shareholder of the Association, unless the Office of the Comptroller of the Currency (the “OCC”) determines that an emergency circumstance exists. In accordance with applicable law, the sole shareholder of the Association is permitted to waive notice of the meeting. If, for any reason, an election of directors is not made on the designated day, the election shall be held on some subsequent day, as soon thereafter as practicable, with prior notice thereof. Failure to hold an annual meeting as required by these Bylaws shall not affect the validity of any corporate action or work a forfeiture or dissolution of the Association.

Section 1.2. Special Meetings. Except as otherwise specially provided by law, special meetings of the shareholders may be called for any purpose, at any time by a majority of the board of directors (the “Board”), or by any shareholder or group of shareholders owning at least ten percent of the outstanding stock.

Every such special meeting, unless otherwise provided by law, shall be called upon not less than ten (10) days nor more than sixty (60) days prior notice stating the purpose of the meeting.

Section 1.3. Nominations for Directors. Nominations for election to the Board may be made by the Board or by any shareholder.

Section 1.4. Proxies. Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing. Proxies shall be valid only for one meeting and any adjournments of such meeting and shall be filed with the records of the meeting.

Section 1.5. Record Date. The record date for determining shareholders entitled to notice and to vote at any meeting will be thirty days before the date of such meeting, unless otherwise determined by the Board.

Section 1.6. Quorum and Voting. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held as adjourned without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.

Section 1.7. Inspectors. The Board may, and in the event of its failure so to do, the Chairman of the Board may appoint Inspectors of Election who shall determine the presence of quorum, the validity of proxies, and the results of all elections and all other matters voted upon by shareholders at all annual and special meetings of shareholders.

Section 1.8. Waiver and Consent. The shareholders may act without notice or a meeting by a unanimous written consent by all shareholders.

Section 1.9. Remote Meetings. The Board shall have the right to determine that a shareholder meeting not be held at a place, but instead be held solely by means of remote communication in the manner and to the extent permitted by the General Corporation Law of the State of Delaware.

ARTICLE II

Directors

Section 2.1. Board of Directors. The Board shall have the power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Board.

Section 2.2. Term of Office. The directors of this Association shall hold office for one year and until their successors are duly elected and qualified, or until their earlier resignation or removal.

Section 2.3. Powers. In addition to the foregoing, the Board shall have and may exercise all of the powers granted to or conferred upon it by the Articles of Association, the Bylaws and by law.

Section 2.4. Number. As provided in the Articles of Association, the Board of this Association shall consist of no less than five nor more than twenty-five members, unless the OCC has exempted the Association from the twenty-five-member limit. The Board shall consist of a number of members to be fixed and determined from time to time by resolution of the Board or the shareholders at any meeting thereof, in accordance with the Articles of Association. Between meetings of the shareholders held for the purpose of electing directors, the Board

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by a majority vote of the full Board may increase the size of the Board but not to more than a total of twenty-five directors, and fill any vacancy so created in the Board; provided that the Board may increase the number of directors only by up to two directors, when the number of directors last elected by shareholders was fifteen or fewer, and by up to four directors, when the number of directors last elected by shareholders was sixteen or more. Each director shall own a qualifying equity interest in the Association or a company that has control of the Association in each case as required by applicable law. Each director shall own such qualifying equity interest in his or her own right and meet any minimum threshold ownership required by applicable law.

Section 2.5. Organization Meeting. The newly elected Board shall meet for the purpose of organizing the new Board and electing and appointing such officers of the Association as may be appropriate. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereafter, at such time and place as the Chairman or President may designate. If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting until a quorum is obtained.

Section 2.6. Regular Meetings. The regular meetings of the Board shall be held, without notice, as the Chairman or President may designate and deem suitable.

Section 2.7. Special Meetings. Special meetings of the Board may be called at any time, at any place and for any purpose by the Chairman of the Board or the President of the Association, or upon the request of a majority of the entire Board. Notice of every special meeting of the Board shall be given to the directors at their usual places of business, or at such other addresses as shall have been furnished by them for the purpose. Such notice shall be given at least twelve hours (three hours if meeting is to be conducted by conference telephone) before the meeting by telephone or by being personally delivered, mailed, or electronically delivered. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

Section 2.8. Quorum and Necessary Vote. A majority of the directors shall constitute a quorum at any meeting of the Board, except when otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held as adjourned without further notice. Unless otherwise provided by law or the Articles or Bylaws of this Association, once a quorum is established, any act by a majority of those directors present and voting shall be the act of the Board.

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Section 2.9. Written Consent. Except as otherwise required by applicable laws and regulations, the Board may act without a meeting by a unanimous written consent by all directors, to be filed with the Secretary of the Association as part of the corporate records.

Section 2.10. Remote Meetings. Members of the Board, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone, video or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 2.11. Vacancies. When any vacancy occurs among the directors, the remaining members of the Board may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose.

ARTICLE III

Committees

Section 3.1. Advisory Board of Directors. The Board may appoint persons, who need not be directors, to serve as advisory directors on an advisory board of directors established with respect to the business affairs of either this Association alone or the business affairs of a group of affiliated organizations of which this Association is one. Advisory directors shall have such powers and duties as may be determined by the Board, provided, that the Board’s responsibility for the business and affairs of this Association shall in no respect be delegated or diminished.

Section 3.2. Trust Audit Committee. At least once during each calendar year, the Association shall arrange for a suitable audit (by internal or external auditors) of all significant fiduciary activities under the direction of its trust audit committee, a function that will be fulfilled by the Audit Committee of the financial holding company that is the ultimate parent of this Association. The Association shall note the results of the audit (including significant actions taken as a result of the audit) in the minutes of the Board. In lieu of annual audits, the Association may adopt a continuous audit system in accordance with 12 C.F.R. § 9.9(b).

The Audit Committee of the financial holding company that is the ultimate parent of this Association, fulfilling the function of the trust audit committee:

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(1) Must not include any officers of the Association or an affiliate who participate significantly in the administration of the Association’s fiduciary activities; and

(2) Must consist of a majority of members who are not also members of any committee to which the Board has delegated power to manage and control the fiduciary activities of the Association.

Section 3.3. Executive Committee. The Board may appoint an Executive Committee which shall consist of at least three directors and which shall have, and may exercise, to the extent permitted by applicable law, all the powers of the Board between meetings of the Board or otherwise when the Board is not meeting.

Section 3.4. Trust Management Committee. The Board of this Association shall appoint a Trust Management Committee to provide oversight of the fiduciary activities of the Association. The Trust Management Committee shall determine policies governing fiduciary activities. The Trust Management Committee or such sub-committees, officers or others as may be duly designated by the Trust Management Committee shall oversee the processes related to fiduciary activities to assure conformity with fiduciary policies it establishes, including ratifying the acceptance and the closing out or relinquishment of all trusts. The Trust Management Committee will provide regular reports of its activities to the Board.

Section 3.5. Other Committees. The Board may appoint, from time to time, committees of one or more persons who need not be directors, for such purposes and with such powers as the Board may determine; however, the Board will not delegate to any committee any powers or responsibilities that it is prohibited from delegating under any law or regulation. In addition, either the Chairman or the President may appoint, from time to time, committees of one or more officers, employees, agents or other persons, for such purposes and with such powers as either the Chairman or the President deems appropriate and proper. Whether appointed by the Board, the Chairman, or the President, any such committee shall at all times be subject to the direction and control of the Board.

Section 3.6. Meetings, Minutes and Rules. An advisory board of directors and/or committee shall meet as necessary in consideration of the purpose of the advisory board of directors or committee, and shall maintain minutes in sufficient detail to indicate actions taken or recommendations made; unless required by the members, discussions, votes or other specific details need not be reported. An advisory board of directors or a committee may, in consideration of its purpose, adopt its own rules for the exercise of any of its functions or authority.

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ARTICLE IV

Officers

Section 4.1 Who Shall Constitute. The Officers of the Association shall be a Chief Executive Officer, a President, a Secretary, and other officers such as Vice Chair, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Trust Officers, Assistant Trust Officers, Controller, and Assistant Controller, as the Board may appoint from time to time. The Board may appoint or elect a person as a Vice Chair without regard to whether such person is a member of the Board. The Board may choose to delegate authority to elect officers other than the Chief Executive Officer, President, Secretary, Vice Chairs and Senior Executive Vice Presidents, to the President. Any person may hold two offices. The President shall at all times be a member of the Board of Directors.

Section 4.2 Term of Office. All officers shall be elected for and shall hold office until their respective successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal from office, subject to the right of the Board of Directors in its sole discretion to discharge any officer at any time. The Board may choose to delegate authority to remove officers other than the Chairman, Chief Executive Officer, President, Secretary, Vice Chair and Senior Executive Vice Presidents, to the President.

Section 4.3. Chairman of the Board. The Board may appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. The Chairman shall supervise the carrying out of the policies adopted or approved by the Board; shall have general executive powers, as well as the specific powers conferred by these Bylaws; and shall also have and may exercise such powers and duties as from time to time may be conferred upon or assigned by the Board.

Section 4.4. President. The Board may appoint one of its members to be President of the Association. In the absence of the Chairman, the President shall preside at any meeting of the Board. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of President, or imposed by these Bylaws. The President shall also have and may exercise such powers and duties as from time to time may be conferred or assigned by the Board.

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Section 4.5. Vice President. The Board may appoint one or more Vice Presidents who shall have such powers and duties as may be assigned by the Board and to perform the duties of the President on those occasions when the President is absent, including presiding at any meeting of the Board in the absence of both the Chairman and President.

Section 4.6. Secretary. The Board shall appoint a Secretary, or other designated officer who shall be Secretary of the Board and of the Association, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these Bylaws to be given; shall be custodian of the corporate seal, records, documents and papers of the Association; shall provide for the keeping of proper records of all transactions of the Association; shall, upon request, authenticate any records of the Association; shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the Secretary, or imposed by these Bylaws; and shall also perform such other duties as may be assigned from time to time by the Board. The Board may appoint one or more Assistant Secretaries with such powers and duties as the Board, the President or the Secretary shall from time to time determine.

Section 4.7. Other Officers. The Board may appoint, and may authorize the Chairman, the President or any other officer to appoint, any officer as from time to time may appear to the Board, the Chairman, the President or such other officer to be required or desirable to transact the business of the Association.

Such officers shall exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon or assigned to them by these Bylaws, the Board, the Chairman, the President or such other authorized officer. Any person may hold two offices.

ARTICLE V

Stock

Section 5.1. The Board may authorize the issuance of stock either in certificated or in uncertificated form. Certificates for shares of stock shall be in such form as the Board may from time to time prescribe. If the Board issues certificated stock, the certificate shall be signed by the President, Secretary or any other such officer as the Board so determines. Shares of stock shall be transferable on the books of the Association, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to such person’s shares, succeed to all rights of the prior holder of such shares. Each certificate of stock shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed. The Board may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the Association for stock transfers, voting at shareholder meetings, and related matters, and to protect it against fraudulent transfers.

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ARTICLE VI

Corporate Seal

Section 6.1. The Association shall have no corporate seal; provided, however, that if the use of a seal is required by, or is otherwise convenient or advisable pursuant to, the laws or regulations of any jurisdiction, the following seal may be used, and the Chairman, the President, the Secretary and any Assistant Secretary shall have the authority to affix such seal:

ARTICLE VII

Miscellaneous Provisions

Section 7.1. Execution of Instruments. All agreements, checks, drafts, orders, indentures, notes, mortgages, deeds, conveyances, transfers, endorsements, assignments, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, guarantees, proxies and other instruments or documents may be signed, countersigned, executed, acknowledged, endorsed, verified, delivered or accepted on behalf of the Association, whether in a fiduciary capacity or otherwise, by any officer of the Association, or such employee or agent as may be designated from time to time by the Board by resolution, or by the Chairman or the President by written instrument, which resolution or instrument shall be certified as in effect by the Secretary or an Assistant Secretary of the Association. The provisions of this section are supplementary to any other provision of the Articles of Association or Bylaws.

Section 7.2. Records. The Articles of Association, the Bylaws as revised or amended from time to time and the proceedings of all meetings of the shareholders, the Board, and standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary, or other officer appointed to act as Secretary of the meeting.

Section 7.3. Trust Files. There shall be maintained in the Association files all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.

Section 7.4. Trust Investments. Funds held in a fiduciary capacity shall be invested according to the instrument establishing the fiduciary relationship and according to law. Where such instrument does not specify the character and class of investments to be made and does not vest in the Association a discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under law.

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Section 7.5. Notice. Whenever notice is required by the Articles of Association, the Bylaws or law, such notice shall be by mail, postage prepaid, e-mail, in person, or by any other means by which such notice can reasonably be expected to be received, using the address of the person to receive such notice, or such other personal data, as may appear on the records of the Association.

Except where specified otherwise in these Bylaws, prior notice shall be proper if given not more than 30 days nor less than 10 days prior to the event for which notice is given.

ARTICLE VIII

Indemnification

Section 8.1. The Association shall indemnify such persons for such liabilities in such manner under such circumstances and to such extent as permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended. The Board may authorize the purchase and maintenance of insurance and/or the execution of individual agreements for the purpose of such indemnification, and the Association shall advance all reasonable costs and expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding to all persons entitled to indemnification under this Section 8.1. Such insurance shall be consistent with the requirements of 12 C.F.R. § 7.2014 and shall exclude coverage of liability for a formal order assessing civil money penalties against an institution-affiliated party, as defined at 12 U.S.C. § 1813(u).

Section 8.2. Notwithstanding Section 8.1, however, (a) any indemnification payments to an institution-affiliated party, as defined at 12 U.S.C. § 1813(u), for an administrative proceeding or civil action initiated by a federal banking agency, shall be reasonable and consistent with the requirements of 12 U.S.C. § 1828(k) and the implementing regulations thereunder; and (b) any indemnification payments and advancement of costs and expenses to an institution-affiliated party, as defined at 12 U.S.C. § 1813(u), in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, shall be in accordance with Delaware General Corporation Law and consistent with safe and sound banking practices.

9

ARTICLE IX

Bylaws: Interpretation and Amendment

Section 9.1. These Bylaws shall be interpreted in accordance with and subject to appropriate provisions of law, and may be added to, altered, amended, or repealed, at any regular or special meeting of the Board.

Section 9.2. A copy of the Bylaws and all amendments shall at all times be kept in a convenient place at the principal office of the Association, and shall be open for inspection to all shareholders during Association hours.

ARTICLE X

Miscellaneous Provisions

Section 10.1. Fiscal Year. The fiscal year of the Association shall begin on the first day of January in each year and shall end on the thirty-first day of December following.

Section 10.2. Governing Law. This Association designates the Delaware General Corporation Law, as amended from time to time, as the governing law for its corporate governance procedures, to the extent not inconsistent with Federal banking statutes and regulations or bank safety and soundness.

***

(November 6, 2025)

Exhibit 6

CONSENT

In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Dated: July 28, 2026
	By:	/s/ Adina Casper
Adina Casper
Vice President

Exhibit 7

U.S. Bank Trust Company, National Association

Statement of Financial Condition

as of 3/31/2026

($000’s)

3/31/2026
Assets
Cash and Balances Due From	$2,159,991
Depository Institutions
Securities	4,683
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	534
Intangible Assets	573,596
Other Assets	160,011

Total Assets	$2,898,815
Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	221,704

Total Liabilities	$221,704
Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	1,505,276
Minority Interest in Subsidiaries	0

Total Equity Capital	$2,677,111
Total Liabilities and Equity Capital	$2,898,815